UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Weinreb, Mark
   c/o Big City Bagels, Inc.
   99 Woodbury Road
   Hicksville, NY  11801
   USA
2. Issuer Name and Ticker or Trading Symbol
   Big City Bagels, Inc.
   BIGC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 1, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Former Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |7/1/99|A   |-|125,000           |A  |(1)        |330,251            |D     |-                          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Options         |$.048   |7/1/9|A   |-|25,000 -   |A,D|7/1/9|6/30/|Common Stock|25,000 |-      |            |D  |-           |
                      |        |9    |    | |           |   |9    |04   |            |       |       |            |   |            |
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Stock Options         |$0.75   |7/1/9|A   |-|12,500 -   |A,D|7/1/9|6/30/|Common Stock|12,500 |-      |            |D  |-           |
                      |        |9    |    | |           |   |9    |04   |            |       |       |            |   |            |
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Stock Options         |$1.00   |7/1/9|A   |-|12,500 -   |A,D|7/1/9|6/30/|Common Stock|12,500 |-      |156,000     |D  |-           |
                      |        |9    |    | |           |   |9    |04   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) 125,000 shares of Common Stock were granted to Mr. Weinreb in consideration for eliminating the $150,000 cash component of his severance package.
SIGNATURE OF REPORTING PERSON
  Mark Weinreb
DATE
July 1, 1999